Exhibit 99.1
FOR IMMEDIATE RELEASE
For media inquiries, please call:
Julie Somers, Panera Bread, 314.633.7210
PANERA BREAD ANNOUNCES INTERNAL PROMOTIONS IN EXECUTIVE TEAM
Richmond Heights, MO (April 3, 2006) — Panera Bread today announced the promotions of three of the company’s senior executives. Chairman and CEO Ron Shaich noted, “With our brand approaching $2 billion in system-wide sales, and very significant growth ahead, our Board of Directors regularly assesses our senior management team. At this stage in Panera’s development, we want to adjust some areas of responsibility to better share the work and to make sure that we have people in the right places to drive our future growth. We are gratified that the company has built the management depth to allow for the following three promotions:”
Neal Yanofsky, presently Executive Vice President (EVP) and Chief Administrative Officer (CAO), will assume the newly-created position of President. Initially hired in 2001 by Panera as a consultant on corporate growth strategy, Yanofsky was appointed EVP and CAO in June 2003. Yanofsky was formerly vice president of Fidelity Ventures, the venture capital arm of Fidelity Investments. As EVP, Yanofsky provided oversight of finance and accounting, information services, legal, human resources, and business development. As President, Yanofsky will continue to provide oversight of these corporate operations, and add manufacturing and the supply chain. Yanofsky’s promotion is effective immediately.
John Maguire, presently Senior Vice President and Chief Company and Joint Venture Operations Officer, will be promoted to Executive Vice President. Maguire is a 13-year Panera veteran with prior bakery and retail operations experience at Au Bon Pain and Bread & Circus (now Whole Foods). In his new position, Maguire will continue to provide oversight for company operations and add executive oversight of development and retail bakery operations. Maguire’s promotion is also effective immediately.
Jeff Kip, presently Vice President, Finance and Planning, will be promoted to Senior Vice President and Chief Financial Officer (CFO). Kip joined Panera in 2003 after having served the company as its investment banker while at Goldman, Sachs & Co. in New York. When Kip’s transition to his new role is complete, he will be responsible for all aspects of accounting and finance, as well as investor relations, financial planning and risk management.
Kip’s promotion is effective as of May 5, 2006. Until that time, incumbent CFO Mark Hood will continue to serve in the role, which will include preparation of the Company’s first quarter earnings release, the quarterly conference call to be held on April 26, 2006, and completion of the Company’s first quarter Form 10-Q filing. Hood will then serve as a consultant to the Company through August 31, 2006.

Panera Bread/cont’d
With respect to Hood’s departure, Shaich said, “I want to thank Mark for his service to Panera, and for the time he will continue to serve as our consultant. Mark has been a valuable member of our family for over three-and-half years, and we wish him all the best.”
With these changes, Shaich will have reporting to him Yanofsky, Maguire, SVP and Chief Franchise Officer Mike Kupstas, SVP and Chief Concept Officer Scott Davis and SVP and Chief Brand Officer Michael Markowitz.
Commenting on the promotions of Yanofsky, Maguire, and Kip, Shaich said, “Neal, John and Jeff are company veterans who have been an important part of the Panera success story. These changes will allow each of them to contribute to Panera in a greater way, and will help us to better realize the potential we see ahead for our concept and company.”
Analysts’ Day
The company also today announced that it will hold an Analysts’ Day on May 5, 2006. This event will provide invited analysts and institutional investors an opportunity to meet with senior management and discuss medium term and long range strategic plans for Panera.
###
Panera Bread owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. The company is the leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. As released in the February 9, 2006 earnings statement, Panera Bread operates 877 bakery-cafes (311 company-owned and 566 franchise-operated). Additional information is available on the company’s website, http://www.panerabread.com.
System-wide sales are a non-GAAP financial measure that includes sales at all Company-owned bakery-cafes and franchise-operated bakery-cafes, as reported by franchisees. System-wide bakery-cafe sales approaching $2 billion noted above consists of approximately $0.7 billion of sales from Company-owned bakery-cafes and approximately $1.3 billion of sales from franchise-operated bakery-cafes. Management uses system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of the Company’s financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.

Panera Bread/cont’d
Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward-looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: inability to execute our growth strategy, including variations in the number, timing, and successful nature of Company and franchise bakery-cafe openings and continued successful operation of bakery-cafes; failure to comply with government regulations; loss of a member of senior management; failure or inability to protect our brand, trademarks, or other proprietary rights; competition; rising insurance costs; disruption in our supply chain or increases in ingredient, product, or other supply costs; disruptions or supply issues in our fresh dough facilities; health concerns about the consumption of certain products; complaints and litigation; risks associated with the acquisition of franchise-operated bakery-cafes; other factors, some of which may be beyond our control, effecting our operating results; and other factors that may affect restaurant owners or retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 27, 2005 and its quarterly reports on Form 10-Q.